Exhibit 5

                              DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                              New York, N.Y. 10017

                                                      June 10, 1999

The Pepsi Bottling Group, Inc.
One Pepsi Way
Somers, New York 10589

Bottling Group, LLC
One Pepsi Way
Somers, New York 10589

Ladies and Gentlemen:

         We have acted as special counsel to The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG"), and Bottling Group, LLC, a Delaware limited liability company ("Bottling LLC"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by PBG and Bottling LLC with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to (1) PBG's offer to exchange (the "Exchange Offer") its 7% Series B Senior Notes due 2029 (the "New Notes") for its issued and outstanding 7% Senior Notes due 2029 (the "Old Notes"), and
(2) Bottling LLC's guarantees of the New Notes (the "New Notes Guarantees").

         We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

         Upon the basis of the foregoing, we are of the opinion that the New Notes have been duly authorized by PBG and, when executed, issued, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of PBG enforceable in accordance with their terms, except as such enforceability may be limited by the laws of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws relating to creditors' rights generally, by any other applicable federal or state laws, by general principles of equity, or by the discretion of any court before which any proceeding therefor may be brought.

         We are also of the opinion that the New Notes Guarantees have been duly authorized by Bottling LLC and, when the New Notes, with the New Notes Guarantees endorsed thereon, have been executed, issued, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer,

                                        2                          June 10, 1999


the New Notes Guarantees will be valid and binding obligations of Bottling LLC enforceable in accordance with their terms, except as such enforceability may be limited by the laws of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws relating to creditors' rights generally, by any other applicable federal or state laws, by general principles of equity, or by the discretion of any court before which any proceeding therefor may be brought.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

                                                 Very truly yours,

                                                 /s/ Davis Polk & Wardwell